Exhibit 1.11

Translation from Russian

Approved by decision of the
Board of Directors
of OAO Tatneft on September 28, 2004

CODE OF CORPORATE GOVERNANCE
OF ОАО TATANEFT

1. Aims and objectives

The open joint-stock company Tatneft (hereinafter referred to as the ‘‘Company’’) as a holding company is one of the major companies operating in the Russian oil and gas sector, which has a strategic significance for the economic life of the Republic of Kazakhstan and holds a considerable block of shares of the leading petrochemical enterprises of the Republic.

The aims of the Company’s activities are as follows: the strengthening of its status as an internationally recognized company, further development on the basis of the existing resource base by way of strengthening, active growing and utilization of the existing potential, revelation of investment possibilities in order to ensure a considerable increase in the value of attracted capital and to maintain the leading position in oil production, petrochemical production, application of advanced technologies and environmental protection.

Realizing the necessity:

•    to manufacture high quality products that are the source of financial well-being of the enterprise and the shareholders, which encourages a stable and consistent production development;

•    to ensure effective protection of rights and interests of the shareholders and decision-making transparency;

•    to ensure professional and ethical responsibility of members of the Board of Directors, officials and shareholders, as well as to improve information transparency and to develop a comprehensive system of norms of business ethics, the Company voluntarily undertakes to comply in its activities with the corporate governance principles set forth herein, which are based on provisions of the Russian Code of Corporate Conduct, corporate governance practice, as well as on regulations of the Organization for Economic Cooperation and Development.

2. Principles of corporate governance

The Company shall be guided in its activities by the following principles:

2.1.    Equal attitude toward all shareholders

Members of the Board of Directors and executive bodies shall manage the Company in the interests of all its shareholders.

2.2.    Mutual confidence and respect

Relations between the shareholders, members of the Board of Directors and executive administration of the Company shall be based on mutual confidence and respect. In order to establish and maintain mutual confidence and respect, the Company’s shareholders, members of the Board of Directors, executive bodies and other interested parties shall perform their duties and exercise their rights in good faith.

2.3.    Transparency of corporate decision-making process

Being aware of their responsibility to the shareholders, the governing bodies believe it is essential to follow the principles of transparency in corporate decision-making process.

2.4.    Personal liability of members of the Board of Directors and executive bodies and their accountability to the Company and its shareholders

Members of the governing bodies shall be accountable to the shareholders and shall be liable for non-fulfillment of their duties in accordance with the current legislation.

2.5.    Compliance with business ethics standards

The Company shall carry out its activities in compliance with business ethics standards, taking into account the interests of all shareholders and management, and encouraging the strengthening of the Company’s positions, increase of profits, protection of the Company against risks and the maintenance of a long-term economic growth.

2.6.    Protection of shareholders’ rights

The Company shall arrange for the maintenance and keeping of the shareholders’ register of the Company in accordance with regulations of the Russian Federation and shall provide the shareholders with an opportunity to register their title to the shares and to freely dispose of their shares. The Company shall grant the right to participate in the Company’s management and the right to receive, on a regular and timely basis, complete and accurate information about the Company’s activities.

2.7.    Consistent improvement of corporate conduct standards

The Company shall seek to improve corporate conduct standards and shall make efforts to bring them in line with the current legislation of the Russian Federation and norms of international law. For these purposes, the Company has the system of internal controls intended to ensure the highest corporate conduct standards, to inform members of the Board of Directors, members of executive bodies and other officials and employees of the Company on changes in the corporate conduct regulations.

3. Shareholders; general shareholders’ meeting

The highest management body of OAO Tatneft shall be the general shareholders’ meeting.

ОАО Tatneft shall organize general shareholders’ meeting in such a way so as to ensure that the shareholders’ participation does not entail considerable spending of money and time and to ensure equal attitude toward all shareholders.

All information relating to general shareholders’ meetings shall be disclosed on the official Internet site of ОАО Tatneft.

ОАО Tatneft shall inform the shareholders on items of the agenda of the general shareholders’ meeting to the extent and within the time frame allowing them to work out a motivated position on issues under consideration, and also to make a decision on participation in the meeting and on the form of such participation.

The Board of Directors of ОАО Tatneft shall prepare for the shareholders reports reflecting the Board of Directors’ position and special opinions of members of the Board of Directors on each agenda item. When conduction of elections for the Board of Directors, ОАО Tatneft shall provide the shareholders with information about the biography of each candidate.

The shareholders, as the Company’s owners, shall have the following scope of rights in respect of ОАО Tatneft whose observance and protection shall be ensured by the Board of Directors and the Management Board of ОАО Tatneft:

•    the right to protection of title to the shares from any violations. For this purpose, registration of ownership rights, maintenance and keeping of the shareholders’ register of OAO Tatneft shall be carried out only by an independent registrar who has appropriate technical means and control system;

•    the right to freely dispose of their shares and to perform any actions that do not contradict the law and do not infringe other persons’ rights;

•    the right to participate in general shareholders’ meetings with the right to vote on all issues within their competence;

•    the right to receive part of net profit of ОАО Tatneft in the form of dividends;

•    the right to receive, in a timely manner, complete and objective information: on transactions with the Company’s assets; on transactions which may materially affect the Company’s financial results; on the creation of obligations to third parties whose non-fulfillment may entail the decrease in the value of shares; on an increase of the Company’s charter capital.

The shareholders of ОАО Tatneft, as the Company’s owners, shall be liable to each other, to the Company and other interested parties and to the Company in general, for a long-term stability and profitability of the Company.

In this connection, ОАО Tatneft expects from its shareholders that they will not perform any actions, which can undermine a long-term profitability of the Company and will not exert pressure on the governing bodies of ОАО Tatneft in order to implement their objectives at the expense of other shareholders.

A shareholder (shareholders) of ОАО Tatneft who owns (own) in total 10 or more per cent of shares shall be deemed a shareholder who may materially influence the Company’s activities. In this connection, the Board of Directors and other shareholders expect that the aforementioned shareholders shall perform the following responsible actions:

•    disclosure of information about their ownership and affiliates, as well as about the existing agreements with other shareholders in respect of implementation of the voting rights on their shares.

•    disclosure of information about their intention to require the convocation of an extraordinary general shareholders’ meeting, as well as about items of the agenda.

4. Board of Directors

The shareholders at their general meeting shall delegate to the Board of Directors the main powers to manage the Company. Members of the Board of Directors as the sole representatives of the shareholders shall be accountable to them and shall be liable to them for successful development of the Company.

The competence of the Board of Directors of ОАО Tatneft shall be formed on the basis of the necessity to ensure the performance by the Board of Directors of its main functions and shall be determined by the Company’s Charter.

4.1.    Functions of the Board of Directors

Functions of the Board of Directors shall include:

4.1.1.    Determination of the strategy of development of ОАО Tatneft. The Board of Directors shall establish the main objectives of the Company’s activities for a long-term perspective. The Board of Directors shall approve on an annual basis the main indicators of financial and business activities upon recommendation of the executive bodies.

4.1.2.    Determination of powers and responsibilities of the Management Board. Establishment of a transparent system of criteria for selection, and the procedure of appointment and replacement, of members of the Management Board.

4.1.3.    Maintenance of the effective system of managers’ remuneration and the advanced training program for members of the Management Board.

4.1.4.    Maintenance of effective control over the Company’s activities and supervision of activities of the Management Board. Monitoring and assessment of results of activities of the Management Board in comparison with the approved main indicators of financial and business activities based on the system of indicators created by the Board of Directors. A quarterly examination of financial statements of the Company and acceptance of clarifications from the Management Board on difference between the actual and projected financial results. Determination of the list of transactions that may adversely affect the results of the Company’s activities, and their supervision.

4.1.5.    Determination of the general dividend policy of the Company.

4.1.6.    Determination of significant financial risks and their management, as well as the establishment of control system over the internal procedures of the Company. Review of the Management Board’s activities relating to determination of significant financial risks, and their minimization programs.

4.1.7.    Examination of recommendations on an internal control system prepared by the relevant divisions of ОАО Tatneft and its auditor.

4.1.8.    Control over the disclosure of information about the Company’s activities in order to ensure that all interested parties are provided with comprehensive and timely information about the Company’s activities.

4.1.9.    Establishment of a transparent system of assessment of activities of the Board of Directors as a whole and of each member of the Board of Directors. Determination of requirements applicable to candidates for the Board of Directors. Development of a transparent system of remuneration and compensation for expenses associated with performance by the Board of Directors of its functions, as well as submission of relevant proposals to the general shareholders’ meeting for consideration and approval.

4.1.10.    Organization of an independent audit by a company, which has the best reputation in the relevant market. Analysis of financial statements and the results of audit.

4.1.11.    Determination of ОАО Tatneft’s position on matters proposed for inclusion in the agenda of the general shareholders’ meeting and meetings of the Board of Directors, subsidiaries and dependent companies, decisions on which may affect the rights of shareholders of ОАО Tatneft.

4.1.12.    Establishment of principles for relationships with various groups of interested parties whose interests are affected by the Company’s activities.

4.2.    Structure of the Board of Directors

The Board of Directors of ОАО Tatneft shall have a structure ensuring the most efficient performance of its functions.

The number of members of the Board of Directors of ОАО Tatneft is determined by the general shareholders’ meeting and is reflected in the Charter of ОАО Tatneft on the basis of the necessity to ensure its effective operation through the establishment of a fruitful and constructive discussion, adoption of informed decisions, as well as organization of effective activities of committees of the Board of Directors. Members of the Board of Directors shall include representatives of various groups of shareholders and shall take into account various interests and opinions during the decision-making process.

4.3.    Requirements applicable to members of the Board of Directors of ОАО Tatneft

The Company intends to reflect in the Charter specific requirements applicable to candidates for the Board of Directors in order to attract to the Board of Directors those managers who possess knowledge, skills and experience required for adoption of informed decisions.

Those candidates for the Board of Directors who object to the requirements set forth in the Charter of ОАО Tatneft shall waive their election to the Board of Directors.

A member of the Board of Directors shall:

4.3.1.    Perform his duties reasonably and in good faith in the interests of all shareholders and the Company in general.

4.3.2.    Actively participate in meetings of the Board of Directors and committees of the Board of Directors. When making a decision to combine the offices in the governing bodies of other organizations, he shall be guided by the availability of sufficient time for the proper performance of his duties to ОАО Tatneft.

4.3.3.    When making decisions, he shall be guided by the prospects of long-term plans and not by his short-term personal interests. He shall express his independent opinion and shall defend it guided by the interests of the Company.

4.3.4.    Fairly disclose complete information about his interest in the Company’s transactions; notify the Board of Directors in writing on his intention to perform transactions with securities of ОАО Tatneft and its subsidiaries (dependent companies), and also disclose information about the executed transactions in accordance with the procedure established for disclosure of information about material transactions.

4.3.5.    Not disclose or use confidential information about the Company in his personal interests and in the interests of third parties.

4.3.6.    Improve his professional skills, if it is necessary for making decisions on matters pertaining to his work in the Board of Directors of ОАО Tatneft.

Members of the Board of Directors shall be elected by a transparent procedure, which takes into account the diversity of shareholders’ opinions and which ensures the compliance of structure of the Board of Directors with statutory requirements and allows to elect independent directors. For this purpose, the Board of Directors shall provide the shareholders with objective information on the candidate for the Board of Directors.

Structure of the Board of Directors shall allow the monitoring of activities of the Company’s executive bodies. For this purpose, the number of representatives of the Management Board in the Board of Directors shall not exceed ¼ of the total membership.

In order to form the objective opinion on the Company’s activities and to achieve effective results of the activities of executive bodies, independent directors shall be elected to the Board of Directors, which fortify investors’ confidence in the Company.

Independence criteria shall be established in accordance with the current legislation. If an independent member of the Board of Directors, upon commencement of any events, ceases to comply the requirements applicable to independent directors, he shall publicly disclose information about the cessation of his status of an independent director.

The Board of Directors shall inform the shareholders thereof and shall convene, when necessary, an extraordinary general shareholders’ meeting in order to elect new members of the Board of Directors.

The following persons shall be deemed independent members of the Board of Directors:

•    those who are not currently and who have not been during the last three years officials or employees of the Company or the Company’s management organization;

•    those who are not officials of another company in which any of the Company’s officials is a member of the Human Resources and Remuneration Committee of the Board of Directors;

•    those who are not affiliates of on official (manager) of the Company (official of the management organization of ОАО Tatneft);

•    those who are not affiliates of ОАО Tatneft, as well as such affiliates’ affiliates;

•    those who are not parties to obligations with ОАО Tatneft under which they may acquire any property (receive money) whose value is equal to or exceeds 10 per cent of the aggregate annual income of such persons, with the exception of remuneration for participation in activities of the Board of Directors;

•    those who are not major counterparties of ОАО Tatneft (i.e., such counterparties whose total amount of transactions with ОАО Tatneft during one year is equal to or exceeds 10 per cent of the book value of the Company’s assets);

An independent director shall not be considered as ‘‘independent’’ upon expiry of 7 years of his office as a member of the Board of Directors of ОАО Tatneft.

4.4.    Organization of work of the Board of Directors

The Board of Directors shall be headed by the Chairman who is responsible to the shareholders for the implementation of the strategy of development of ОАО Tatneft and for the Company’s financial results.

Chairman of the Board of Directors shall be liable for working out the most effective decisions on items of the agenda of the meetings of the Board of Directors, for discussion of these items and for amicable and constructive atmosphere of the meetings of the Board of Directors.

The Board of Directors shall hold its joint meetings when necessary, but in any case, at least once a month. At least one meeting in a year shall be devoted to discussion of issues relating to the strategy of the Company’s development.

The procedure for the convocation and preparation of the Board of Directors’ meetings shall enable members of the Board of Directors to get duly prepared for the meeting.

Meetings of the Board of Directors may be conducted either in the form of joint presence of members of the Board of Directors or by absentee vote (by poll).

When a meeting of the Board of Directors is conducted in the form of joint presence, each member of the Board of Directors who is unable to take part in the meeting in person may take part in the meeting by absentee vote.

The minutes of the meeting of the Board of Directors shall state the results of voting by each member of the Board of Directors who took part in voting. In the event that a member of the Board of Directors did not take part in the meeting, the relevant entry shall be made to the minutes.

Members of the Board of Directors shall be provided with all necessary information.

The Board of Directors may engage external consultants on certain matters relating to its activities. For these purposes, during preparation of the annual budget of ОАО Tatneft, the relevant item of expenses shall be provided for.

4.5.    Committees

For a preliminary consideration of the most important tasks facing the Company, the Board of Directors shall form the following committees: the Disclosure Committee, the Audit Committee, the Human Resources and Compensation Committee, and the Corporate Governance Committee. When necessary, the Board of Directors may form other committees.

Committees shall act on the basis of provisions approved by the Board of Directors. Membership structure of committees shall be formed by the Board of Directors.

Committees of the Board of Directors shall hold their meetings when necessary. Committees may hold joint meetings. Information about the Committees’ activities shall be disclosed on the official Internet site of ОАО Tatneft.

5. Management Board; General Director

In order to ensure the day-to-day management of the Company's activities, the Board of Directors shall appoint the Management Board of the Company. General Director elected by the Board of Directors shall be in charge of the Management Board and shall manage its activities.

The General Director shall be responsible to the shareholders and the Board of Directors for the implementation of the strategy of development of ОАО Tatneft and its financial results.

The Management Board and the General Director shall be responsible for the implementation of the main indicators of the Company’s financial and business activities and shall fulfill decisions of the Board of Directors and the general shareholders’ meeting of the Company efficiently, in a timely manner and in good faith.

The Management Board shall be accountable to the Board of Directors. The Management Board shall carry out its activities in strict compliance with the rules and plans established by the Board of Directors. The General Director shall submit to the Board of Directors for consideration the business plans of the Management Board at least once a quarter and shall report to the Board of Directors about the implementation of these plans.

In order to ensure efficient management of ОАО Tatneft, the Management Board shall have a high degree of independence. The Board of Directors and the shareholders may not unreasonably interfere with the day-to-day activities of the Management Board which would restrict its ability to resolve matters relating to the Company’s operations with due account for any changes in the economic situation.

The Management Board shall create an atmosphere of motivation among the Company’s employees in order to encourage their interest in the efficient operations of ОАО Tatneft. The Management Board recognizes its responsibility to the shareholders and consider that its main objective is to manage the current activities of ОАО Tatneft with competence and in good faith in order to enable the shareholders to receive dividends and to encourage the Company’s development.

The Management Board shall be liable for the organization, status and accuracy of the Company’s accounting, for the timely submission of the annual report and other financial statements to the relevant authorities, as well as for the submission of information about the Company’s activities to the shareholders and other interested parties.

The Management Board shall be responsible for the timely submission of required information and regular reports to the Board of Directors about the current status of the Company’s activities.

Members of the Management Board shall disclose in an honest and complete manner any information about their interest in the execution of the Company’s transactions and shall notify the Board of Directors in writing of their intention to perform transactions with the securities of ОАО Tatneft and its subsidiaries (dependent companies), and shall also disclose information about the executed transactions in accordance with the procedure established for disclosure of information on material transactions.

Members of the Management Board shall not disclose or use confidential information about the Company in their personal interests and in the interests of third parties.

Members of the Management Board may combine their duties with duties in the governing bodies of other organizations only with the consent of the Board of Directors of the Company.

6. Remuneration of members of the Board of Directors and the Management Board

The Board of Directors shall approve criteria to determine the amount of remuneration of the Management Board and shall submit them for approval to the general shareholders’ meeting.

The system of remuneration shall be transparent and understandable to the shareholders, and information about such system shall be disclosed in the Company’s annual report.

The amount of remuneration of members of the Board of Directors shall be determined on the basis of assessment of their work and shall depend on the results of activities of the Company and the Board of Directors. Criteria for assessment of activities of the Board of Directors shall be recommended by the Human Resources and Compensation Committee.

Remuneration criteria shall ensure the engagement by the Company of skilled experts who possess necessary knowledge and experience. Remuneration of members of the Board of Directors and the Management Board shall be competitive with that of similar companies.

The amount of remuneration of the Management Board shall depend on the results of activities of ОАО Tatneft, as well as on the results of assessment of work of each member of the Management Board.

Remuneration structure may include cash payments and non-cash bonuses.

7. Disclosure of information; audit

ОАО Tatneft shall provide the shareholders in a timely and impartial manner with all required information of adequate scope without giving undue preference to certain shareholders through the disclosure to them of any additional or proprietary information.

All information disclosed by the Company shall be mandatory published on the official Internet site of ОАО Tatneft.

ОАО Tatneft shall ensure timely and accurate disclosure of information on all material matters relating to the Company’s activities through the fulfillment of requirements established both by the Russian legislation and by international legislation, which is binding on the Company, and through the voluntary disclosure of additional information. For this purpose, the Board of Directors, based on the results of its monitoring of the investors’ requests, shall update the content of information to be disclosed and its disclosure methods.

In order to carry out the annual audits and verification of its annual financial statements, ОАО Tatneft shall engage an auditor who does not have proprietary interest in respect of the Company or its shareholders. ОАО Tatneft shall ensure the participation of the auditor’s representatives in the general shareholders’ meetings.

The Board of Directors shall present to the shareholders annual reports on the results of its activities and the Company’s activities. Information disclosed in the annual report shall include:

•    Information about the results of activities of ОАО Tatneft;

•    Information about the Company’s strategies and plans;

•    Information about the major shareholders who own at least 5% in the Company’s charter capital;

•    Information about members of the Board of Directors and the Management Board and about changes in their membership structure during the reporting period;

•    Information about interested party transactions;

•    Information about facts which may entail a conflict of interests of a member of the Board of Directors or the Management Board;

•    Detailed comments of the Management Board on the Company’s financial results and financial statements;

•    Information about the composition and structure of committees of the Board of Directors;

•    Description of risks associated with the Company’s activities and decisions made by the governing bodies;

•    Information about the Company’s affiliates, subsidiaries and dependent companies;

•    Information about the observance of this Code, including all amendments hereto.

ОАО Tatneft shall submit in a timely and complete manner all necessary reports in the established form to Russian and foreign regulatory bodies in those instances where the submission of such reports is mandatory for ОАО Tatneft.

Any violations of provisions of this Code by persons to which they are applied may be reported, whether orally or in writing, to the following officials of the Company: Chairman of the Corporate Governance Committee or any member of the Board of Directors of the Company. An employee (shareholder) who reports about violations of this Code shall be guaranteed full confidentiality. Any information of violations shall be considered in a timely manner and comprehensively, and in case of its substantiation, ОАО Tatneft shall take appropriate steps provided for by the current legislation, the Charter and this Code.